UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
Amendment No. 1

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): February 11, 2011

GSP-2, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-54070	27-3120454
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation or organization)

Gongzhuling State Agriculture Science and Technology Park, location of 998 kilometers, Line 102, Gongzhuling city, Jilin province, China
(Address of principal executive offices)

+86-434-627-8415
(Registrant’s telephone number, including area code)

650 Sweet Bay Avenue Plantation, Florida 33324
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

[ ]           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ]           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ]           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

 EXPLANATORY NOTE

On February 11, 2010, GSP-2, Inc. (the “Company”) filed a Current Report on Form 8-K (the “Original Filing”) with the Securities and Exchange Commission (the “SEC”) disclosing the consummation, on February 11, 2011, of a share exchange transaction with Shiny Gold Holdings Limited, a British Virgin Islands company (“Shiny Gold”) and its shareholders, pursuant to which the Company acquired 100% of the issued and outstanding capital stock of Shiny Gold in exchange for 12,800,000 shares of the Company’s common stock (the “Share Exchange”).

The Company is filing this Current Report on Form 8-K/A (the “Form 8-K/A”) to amend the Original Filing to include the audited combined financial statements of Jilin Hengchang Agriculture Development Co. Ltd. and Affiliate for the years ended December 31, 2010 and 2009 as an exhibit thereto and to amend Items 2.01 of the Original Filing to reflect the Company’s business, results of operations and financial condition as of the periods then ended. The Company is also filing this Form 8-K/A to amend Item 2.01 of the Original Filing to include a description of the contractual agreements that Siping Hengchang Business Consultants Co., Ltd., the Company’s indirect, wholly owned subsidiary entered into on February 10, 2011 with each of Jilin Hengchang Agriculture Development Co. Ltd and Jilin Hengjiu Grain Purchase and Storage Co., Ltd. and their respective shareholders.  The Company is also filing this Form 8-K/A to amend Items 2.01 and 5.02 of the Original Filing to reflect that the Company is not required to file an information statement pursuant to Section 14f-1 of the Securities Exchange Act of 1934, as amended, and therefore Peter Goldstein’s resignation from, and Yushan Wei’s appointment to, the Company’s Board of Directors were effective upon the closing of the Share Exchange.

Except as described above, no other changes have been made to the Original Filing and this Form 8-K/A does not modify or update any other information in the Original Filing. Information not affected by the changes described above is unchanged and reflects the disclosures made at the time of the Original Filing. Accordingly, this Form 8-K/A should be read in conjunction with the Company’s filings made with the SEC subsequent to the date of the Original Filing.

ITEM 2.01	COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

On February 11, 2011, we completed the acquisition of Shiny Gold pursuant to the Exchange Agreement. The acquisition was accounted for as a recapitalization effected by a share exchange, wherein Shiny Gold is considered the acquirer for accounting and financial reporting purposes. The assets and liabilities of the acquired entity have been brought forward at their book value and no goodwill has been recognized.

FORM 10 DISCLOSURE

As disclosed elsewhere in this report, on February 11, 2011, we acquired Shiny Gold in a reverse acquisition transaction. Item 2.01(f) of Form 8-K provides that if the registrant was a shell company, other than a business combination related shell company, as those terms are defined in Rule 12b-2 under the Exchange Act, immediately before the reverse acquisition transaction disclosed under Item 2.01, then the registrant must disclose the information that would be required if the registrant were filing a general form for registration of securities on Form 10 under the Exchange Act reflecting all classes of the registrant’s securities subject to the reporting requirements of Section 13of the such Exchange Act upon consummation of the transaction.

Since we were a shell company immediately before the reverse acquisition transaction disclosed under Item 2.01, we are providing below the information that we would be required to disclose on Form 10 under the Exchange Act if we were to file such form. Please note that the information provided below relates to the combined enterprises after the acquisition of Shiny Gold, except that information relating to periods prior to the date of the reverse acquisition only relate to Shiny Gold and its consolidated subsidiaries unless otherwise specifically indicated.

DESCRIPTION OF BUSINESS

Overview

The Company is a China based agriculture company which engages in research and genetic development of corn seed, cultivation, production, purchasing, storage, and distribution of corn and other agriculture products. The Company sells high quality agricultural products as raw materials for commercial livestock feeding and other renewable energy uses.

The Company has developed a unique model for the Chinese agricultural industry. As Chinese governmental policies place more restrictions on the people of china to reduce the size of their families, there are less people to farm the agricultural crops. The Company’s business model is designed to vertically integrate and manage integral aspects of the agricultural process as a producer, processor, marketer and distributor of agricultural products. The Company engages in research, and genetic development of the seed used for growing corn. The Company sells the corn seed to a major local distributor that, in turn, sells to the local provincial farmers, and provides a full service facility for the farmers when the corn is fully grown and harvested. Their state of the art facilities purchase, separate, store and distribute the corn products for the farmers. The Company will also be planting and harvesting its own land through land use rights that they acquire with the proceeds from future financing. The Company serves its well established customer base in the Jilin province with its 180 employees. With additional funding, the Company anticipates the acquisition of additional land rights, farming equipment, storage facilities, and additional distribution facilities.

Our Corporate History and Background

We were incorporated in the State of Nevada on December 31, 2009 as a blank check development stage company formed for the purpose of acquiring an operating business, through a merger, stock exchange, asset acquisition or similar business combination. Prior to our reverse acquisition of Shiny Gold on February 11, 2011, we made no efforts to identify a possible business combination and had not previously conducted negotiations or entered into a letter of intent concerning any target business.

On February 11, 2011, we completed a reverse acquisition transaction through a share exchange with Shiny Gold whereby we acquired all of the issued and outstanding ordinary shares of Shiny Gold in exchange for 12,800,000 shares of our common stock, par value $0.001 per share, which shares constituted approximately 92.8% of our issued and outstanding shares, as of and immediately after the consummation of the reverse acquisition. As a result of the reverse acquisition, Shiny Gold became our wholly owned subsidiary and the former shareholders of Shiny Gold became our controlling stockholders. The share exchange transaction with Shiny Gold was treated as a reverse acquisition, with Shiny Gold as the acquirer and the Company as the acquired party. Unless the context suggests otherwise, when we refer in this report to business and financial information for periods prior to the consummation of the reverse acquisition, we are referring to the business and financial information of Shiny Gold and its respective consolidated subsidiaries.

Upon the closing of the reverse acquisition, Peter Goldstein resigned from all offices that he held effective immediately. In addition, Mr. Goldstein resigned from his position as our sole director, effective immediately at the closing of the reverse acquisition.

Also upon the closing of the reverse acquisition, our board of directors appointed Yushan Wei to fill the vacancy created by the resignation of Mr. Goldstein, effective immediately at the closing of the reverse acquisition.  In addition, our board of directors appointed Yushan Wei to serve as our President and Chief Executive Officer and Yufeng Wei as our Chief Operating Officer, effective immediately at the closing of the reverse acquisition.

As a result of our acquisition of Shiny Gold, Shiny Gold became our wholly owned subsidiary and we have assumed the business and operations of Shiny Gold and its subsidiaries. We plan to change our name to more accurately reflect our new business operations.

Historical Sales & Income Summary

	Fiscal Year Ended December 31,
($ in USD)	2010	2009
Revenue	$59,231	$53,275
Gross Profit	15,875	12,701
Net Income	12,340	11,130

Corporate Structure

GSP-2, Inc. owns all of the Ordinary Shares of Shiny Gold. Shiny Gold was formed under the laws of the British Virgin Islands on May 20, 2010. Shiny Gold owns all of the share capital of Heng Chang HK. Heng Chang HK owns all of the share capital of Hengchang Business Consultants, a wholly foreign owned enterprise located in the PRC. On February 10, 2011, Hengchang Business Consultants entered into a series of agreements (the “Contractual Arrangements”)with each of the Operating Companies and their respective shareholders. Other than the parties thereto, the material terms and conditions of the Contractual Arrangements entered into with Hengchang Agriculture and the terms and conditions of the Contractual Arrangements with Hengjiu are the same. The following is a summary of each of the Contractual Arrangements:

•
Exclusive Business Cooperation Agreement.  Pursuant to the Exclusive Business Cooperation Agreement between the Operating Companies and Hengchang Business Consultants, Hengchang Business Consultants provides the Operating Companies with exclusive technical, consulting and other services in relation to the principal business of the Operating Companies. In consideration, the Operating Companies pay Hengchang Business Consultants fees equal to 100% of the Operating Companies’ net income, subject to certain adjustments.

•
Shareholders’ Equity Interest Pledge Agreement.  Pursuant to the Shareholders’ Equity Interest Pledge Agreement between Hengchang Business Consultants, the Operating Companies and the shareholders of the Operating Companies, the Operating Companies’ shareholders agreed to pledge all of their current and future equity interests in the Operating Companies as security for payment of the consulting and service fees by the Operating Companies under the Exclusive Business Cooperation Agreement.

•
Exclusive Option Agreement.  Under the Exclusive Option Agreement between Hengchang Business Consultants, the Operating Companies and the shareholders of the Operating Companies, the Operating Companies shareholders granted to Hengchang Business Consultants an irrevocable and exclusive right to purchase, or designate one or more persons to purchase all or part of the equity interest held by the shareholders in the Operating Companies to the extent that such purchase does not violate any PRC law or regulations then in effect.  Hengchang Business Consultants and the Operating Companies shareholders shall enter into further agreements based on the circumstances of the exercise of the option, including price.

•
Power of Attorney.  Under the Power of Attorney executed by the shareholders of the Operating Companies, the Operating Companies’ shareholders irrevocably and exclusively appointed Hengchang Business Consultants as their exclusive agent with respect to all matters concerning the shareholders, including but not limited to: 1) attending the Operating Companies’ shareholder meetings; 2) exercising all of the shareholders’ rights and voting rights; and 3) designating and appointing on behalf of the shareholders the legal representative, executive director and other senior management members of the Operating Companies.

Shiny Gold controls and receives the economic benefits of their business operations through the Contractual Arrangements, but does not own any equity interests in the Operating Companies. In addition, as a result of the Contractual Arrangements, the Operating Companies are deemed to be Shiny Gold’s variable interest entities and, accordingly, Shiny Gold consolidates the Operating Companies’ results, assets and liabilities into its financial statements.

Shiny Gold’s organizational structure was developed to permit the infusion of foreign capital under the laws of the PRC and to maintain an efficient tax structure, as well as to foster internal organizational efficiencies. The corporate structure of the Company as a result of the Share Exchange is as follows:

Our Industry

China’s economy has grown rapidly in recent years making China one of the fastest growing economies in the world. China’s agricultural industry has also grown significantly, driven by the growth of the overall economy. According to the China Statistical Abstract, the increase in China’s agricultural production is the result of an increase in the consumption of food products such as crops and meat proteins for human and animal nutrition, as well as food products for industrial uses such as fuels and materials. However, while domestic productions have grown, it has not kept pace with consumption resulting in imports of many agricultural products such as corn.

Despite its recent rapid growth, the agricultural industry in China remains at an early stage of modernization, with significant manual labor and less usage of advanced machinery and irrigation than that of developed economies. In an effort to modernize and promote development of the agricultural industry in China, the Chinese government has provided substantial financial support to agricultural and related business through low interest loans, preferential tax treatments, financial subsidies and other measures. In the mean time, Chinese farmers are increasingly using improved production techniques and products, including hybrid seeds.

China is the world’s second largest corn producer after the United States. Coincident with the growth of its economy and the agricultural industry, corn production in China has grown at a rate more than twice the growth rate of the United States. Corn is used primarily as animal feed particularly for chickens and pigs as well as food for human consumption. According to the China National Grain and Oil Information Center, almost three quarters of Chinas total corn production was used to produce animal feed and 20% was used to produce ethanol, and the other 5% was used for human consumption.

The increasing demand for corn in China has been partially driven by the increasing demand for animal feed, which in turn has been driven by the significant growth in meat consumption as a result of the recent rapid growth in per capita disposable income in China. For more than two decades, China was one of the world’s largest net corn exporting countries. However, due to the rapid increase on domestic demand for corn in China, China now exports significantly less corn than it used to and its imports of corn have increased considerably.

We believe production of, and demand for, corn are likely to continue to rise as Chinas economy further develops, driven by increasing demands across all major uses of corn. Given limitations on land available for corn production, we believe use of hybrid corn seeds that can produce corn with characteristics such as high yielding drought or pest resistant or high oil content is also likely to continue to increase. As competition for suitable land in China for other crops continues while demand for corn increases, Chinese farmers may be inclined to utilize better production methods to increase yields and improve the quality and attributes of their corn products. We believe that the relatively low corn consumption per capita in China coupled with the rapid increase in domestic demand for corn demonstrates significant potential for China’s corn market to further grow.

Our Products

The chart below provides selected summary information about our corn and corn seed products:

Name	Promoting Area	Growth Area
Defeng (Hongyu) 29	Jilin Province	Mid-Late maturity
Defeng 77	Jilin Province	Late maturity
Defeng 108	Jilin Province	Late maturity

We generate majority of our revenue from sales of corn. Defeng seed varieties have been widely planted in three northeastern provinces. The seeds are also being planted in certain areas in inner Mongolia. Defeng 29 and 77 corn seeds combined accounted for 22% of annual sales volume in 2010.

Research & Development

We believe that our future success depends on our ability to provide high quality and advanced products to our customers. We place strong emphasis on research and development to enhance the quality and competitiveness of our products. We conduct research and development through both our in-house research and development team and in cooperation with Jilin Academy of Agricultural Sciences, Tonghua City Academy of Agricultural Sciences and other research institutions.

Our own research team consists of research professionals and staff; among which are national corn and sorghum seed experts and senior technicians. Our research and development professionals have a primary and specialized focus in the agricultural biotechnology fields.

Quality Control

We believe our product quality standards are generally higher than the national industry standards in China.

Intellectual Property

Many elements of our proprietary information, such as production processes, technologies, know-how and data are not patentable in China. We rely primarily on a combination of trade secrets, trademarks, and confidentiality agreements with employees and third parties to protect our intellectual property.

Corn Seed

We have proprietary planting rights to five types of seed corns. New crop seeds must pass examination and approval by national or provincial governmental authorities before they are marketed and distributed. The examination and approval committees usually consist of professionals and experts from the agricultural and forestry governmental agencies. Defeng 10, 77, 101, 108 and Defeng (Hongyu) 29 have passed the examination and approval from the Jilin Crop Variety Examination and Approval Committee. Once they pass the test and verification, these types of corn may be marketed and distributed.

Growth Strategy

The Company anticipates growing its business through acquisition of additional land use rights, cultivation of that land, and modernization of farming techniques. The Company expects to begin cultivating and farming 10,300 plus acres in 2011. This will produce approximately 42,000 tons of corn. The Company’s state of the art facilities are set up to separate, store and distribute the corn products for the Company and the local farmers. This unique operating process facilitates the sales of the seed and fertilizer all the way through to the distribution and sales of the harvested corn and soybeans.  Additional growth strategy for the Company is in their acquisition of land use rights. The Company anticipates acquiring upwards of 50,000 additional land use acreage rights. With the Company reaching its ultimate ability to control the cultivation and harvesting of more than 50,000 acres of corn, it will more than double its current volume, and with the increase in efficiency will continue to drive the profits of the Company.

Marketing and Customer Support

Our product marketing and our customer support are closely linked. The company supplies over 100,000 farmers in the Jilin, Liaoning and Heilongjiang provinces. In these provinces, where usually there is one agent assigned to each province, the Company has assigned 120 agents to the Jilin province, 42 in Liaoning, and 86 in Heilongjiang province.

Competition

The agricultural industry in China is highly fragmented, largely regional and competitive. We do expect future competition; however, there is no immediate or direct competitor with the Company, as the Company is the largest seller in the Gongzhulin province. Additionally, starting in 2010, there has been a shortage of corn supply globally and the supply in the PRC is very tight. The Company does not have any concern in being able to sell all of their crop inventories.

Competitive Advantages

We believe that the following strengths have contributed to our current market position:

●
We have expanded the production capacity in the corn seed segment by obtaining access to additional farmland across major geographic regions in China. We currently have access to approximately 3800 acres of farmland in the Jilin province for corn seed production.

●
We produce four types of proprietary corn seed products with one or more of the following special characteristics: high yield, disease resistance; drought resistance; high starch content; and stress tolerance. We are developing more varieties of corn seeds with these characteristics, as well as seeds for corn with high oil content and pest resistant corn.

●
Our core production base is strategically located in the Jilin province in the northern region of China, which is one of the largest corn seed production areas in China and is highly suited to growing corn and corn seeds due to its geographical and climate conditions.

●
The Company’s state of the art facilities separate, store and distribute the corn products for the farmers. This unique operating process facilitates the sales of the seed all the way through to the distribution and sales of the harvested corn. The Company has negotiated contracts with the government for sales of the harvested corn products. The Company owns its own railroad tracks that allow it to load up to 29 carts of corn at one time. Each cart holds approximately 60 to 70 tons of corn. As the Company’s main customers are the local governments, they ensure that the Company is able to get the rail time needed to ship the products on time.

●
Our quality management for the production of our corn seed involves rigorous quality control and inspection procedures. For corn seed production, we carefully select parent seeds before growing seeds on a mass scale. During the entire production process, we continually provide technical guidance to the village collectives and seed production companies that are contracted to grow our seeds, and we supervise the production and harvest process.

Facilities

Our principal executive offices are located in the Gongzhuling State Agricultural Technology Park. The Company operates the separation, storage and distribution processes along with the business offices on approximately 42 acres of land. The Company has 9 storage warehouses that can have a total capacity of 260,000 tons of product. All storage facilities are covered with cooling and air circulating systems, and are equipped with electronic grain temperature inspection systems. The Company also has approximately ¼ mile of rail tracks for distribution purposes that can hold 29 train cars, each which holds upwards of 60 to 70 tons of corn.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below, together with all of the other information included in this report, before making an investment decision. If any of the following risks actually occurs, our business, financial condition or results of operations could suffer. In that case, the trading price of our shares of common stock could decline, and you may lose all or part of your investment. You should read the section entitled “Special Note Regarding Forward Looking Statements” above for a discussion of what types of statements are forward-looking statements, as well as the significance of such statements in the context of this report.

Risks Relating to our Business and Industry

We are subject to the risks that are inherent in farming.

Our results of operations may be adversely affected by numerous factors over which we have little or no control and that are inherent in farming, including reductions in the market prices for our products, adverse weather and growing conditions, pest and disease problems, and new PRC regulations regarding farming and the marketing of agricultural products.

Our earnings are sensitive to fluctuations in market prices and demand for our products.

Excess supplies often cause severe price competition in our industry. Growing conditions in various parts of the PRC, particularly weather conditions such as windstorms, floods, droughts and freezes, as well as diseases and pests, are primary factors affecting market prices because of their influence on the supply and quality of product.

Fresh produce is highly perishable and generally must be brought to market and sold soon after harvest. The selling price received for each type of produce depends on all of these factors, including the availability and quality of the produce item in the market, and the availability and quality of competing types of produce.

In addition, general public perceptions regarding the quality, safety or health risks associated with particular food products could reduce demand and prices for some of our products. To the extent that consumer preferences evolve away from products that we produce for health or other reasons, and we are unable to modify our products or to develop products that satisfy new consumer preferences, there will be a decreased demand for our products.

Adverse weather conditions could reduce supply and/or demand for our products.

The supply of and demand for our products fluctuate significantly with weather conditions, which could have either a positive or negative effect on production. If any natural disasters, such as flood, drought, hail, tornadoes or earthquakes, occur, supply for our products would likely be reduced.

We may not be able to obtain regulatory or governmental approvals for our products.

The manufacture and sale of our agricultural products in the PRC is regulated by the PRC and the local Provincial Government. The legal and regulatory regime governing our industry is evolving, and we may become subject to different, including more stringent, requirements than those currently applicable to us. We may be vulnerable to local and national government agencies or other parties who wish to renegotiate the terms and conditions of, or terminate their agreements or other understandings with us, or implement new or more stringent requirements, which may require us to suspend or delay production of their products. Our many permits and licenses related to the agricultural and food industries may expire and there is not guarantee the government or certifying agency will renew our licenses and/or certifications.

Potential environmental liability could have a material adverse effect on our operations and financial condition.

To the knowledge of our management team, neither the production nor the sale of our products constitutes activities, or generates materials that create any environmental hazards or violates PRC environmental laws. Although it has not been alleged by PRC government officials that we have violated any current environmental regulations, we cannot assure you that the PRC government will not amend the current PRC environmental protection laws and regulations. Our business and operating results may be materially and adversely affected if we were to be held liable for violating existing environmental regulations or if we were to increase expenditures to comply with environmental regulations affecting our operations.

Any significant fluctuation in price of our raw materials may have a material adverse effect on the manufacturing cost of our products.

The prices for the raw materials that we use in the manufacture of our fertilizer products are subject to market forces largely beyond our control, including the price of coal, our energy costs, organic chemical feedstock costs, market demand, and freight costs. The prices for these raw materials may fluctuate significantly based upon changes in these forces. If we are unable to pass any raw material price increases through to our customers, we could incur significant losses and a diminution of the market price of our common stock.

We may experience major accidents in the course of our operations, which may cause significant property damage and personal injuries.

We may experience major accidents in the course of our operations, which may cause significant property damage and personal injuries. Significant industry-related accidents and natural disasters may cause interruptions to various parts of our operations, or could result in property or environmental damage, increase in operating expenses or loss of revenue. The occurrence of such accidents and the resulting consequences may not be covered adequately, or at all, by the insurance policies we carry. In accordance with customary practice in China, we do not carry any business interruption insurance or third party liability insurance for personal injury or environmental damage arising from accidents on our property or relating to our operations other than our automobiles. Losses or payments incurred may have a material adverse effect on our operating performance if such losses or payments are not fully insured.

We could face increased competition.

We believe that competitors will try to expand their sales and build up their distribution networks in our principal market. We believe this trend will continue and probably accelerate. Increased competition may have a material adverse effect on our financial condition and results of operations.

Our failure to comply with increasingly stringent environmental regulations and related litigation could result in significant penalties, damages and adverse publicity for our business.

In recent years, the government of China has become increasingly concerned with the degradation of China’s environment that has accompanied the country’s rapid economic growth. In the future, we expect that our operations and properties will be subject to extensive and increasingly stringent laws and regulations pertaining to, among other things, the discharge of materials into the environment or otherwise relating to protection of the environment. Failure to comply with any laws and regulations and future changes to them may result in significant consequences to us, including civil and criminal penalties, liability for damages and negative publicity. Additional environmental issues may require currently unanticipated investigations, assessments or expenditures, or that requirements applicable to us will not be altered in ways that will require us to incur significant additional costs.

Consumer concerns regarding the safety and quality of food products or health concerns could adversely affect sales of our products.

Our sales performance could be adversely affected if consumers lose confidence in the safety and quality of our products. Consumers in the PRC are increasingly conscious of food safety and nutrition. Consumer concerns could discourage them from buying certain of our products and cause our results of operations to suffer.

We may be subject to substantial liability should the consumption of any of our products cause personal injury or illness, and we do not maintain product liability insurance to cover our potential liabilities.

The sale of food products for human consumption involves an inherent risk of injury to consumers, and we do not have product liability or any other insurance covering such risks. Even if a product liability claim is unsuccessful or is not fully pursued, the negative publicity surrounding any assertions that our products caused personal injury or illness could adversely affect our reputation with customers and our corporate and brand image. We do not maintain product liability insurance. Product liability claims may be asserted against us, which could have a material adverse effect on our revenues, profitability and business reputation.

The government of the PRC has broad powers to set price controls, which, if adopted, could impair our profitability.

The government of the PRC has broad powers to adopt price controls, and has recently expressed concern about the effect of the rising prices of food. Although it has not sought to apply price controls to grains, the government has the power to do so. If price controls are adopted, our revenue would be affected.

We require various licenses and permits to operate our business, and the loss of or failure to renew any or all of these licenses and permits could require us to suspend some or all of our production or distribution operations.

 In accordance with PRC laws and regulations, we are required to maintain various licenses and permits in order to operate our business. We are required to comply with applicable hygiene and food safety standards in relation to our production processes. Our premises and transportation vehicles are subject to regular inspections by the regulatory authorities for compliance with applicable regulations. Failure to pass these inspections, or the loss of or failure to renew our licenses and permits, could require us to temporarily or permanently suspend some or all of our production or distribution operations, which could disrupt our operations and adversely affect our revenues and profitability.

Adverse weather conditions could reduce supply and/or demand for our products.

The supply of and demand for our grain products fluctuate significantly with weather conditions, which could have either a positive or negative effect on production. If any natural disasters, such as flood, drought, hail, tornadoes or earthquakes, occur, supply for our products would likely be reduced.

We may encounter substantial competition in our business and our failure to compete effectively may adversely affect our ability to generate revenue.

We believe that existing and new competitors will continue to improve their products and to introduce new products with competitive price and performance characteristics. We expect that we will be required to continue to invest in product development and productivity improvements to compete effectively in our markets. Our competitors could develop a more efficient product or undertake more aggressive and costly marketing campaigns than ours, which may adversely affect our marketing strategies and could have a material adverse effect on our business, results of operations and financial condition.

Our major competitors may be better able than we to successfully endure downturns in our sector. In periods of reduced demand for our products, we can either choose to maintain market share by reducing our selling prices to meet competition or maintain selling prices, which would likely sacrifice market share. Sales and overall profitability would be reduced in either case. In addition, we cannot assure you that additional competitors will not enter our existing markets, or that we will be able to compete successfully against existing or new competition.

We may not be able to obtain regulatory or governmental approvals for our products.

The manufacture and sale of our agricultural products in the PRC is regulated by the PRC and the local Provincial Government. The legal and regulatory regime governing our industry is evolving, and we may become subject to different, including more stringent, requirements than those currently applicable to us. We may be vulnerable to local and national government agencies or other parties who wish to renegotiate the terms and conditions of, or terminate their agreements or other understandings with us, or implement new or more stringent requirements, which may require us to suspend or delay production of their products. Our many permits and licenses related to the agricultural and food industries may expire and there is not guarantee the government or certifying agency will renew our licenses and/or certifications.

Potential environmental liability could have a material adverse effect on our operations and financial condition.

To the knowledge of our management team, neither the production nor the sale of our products constitutes activities, or generates materials that create any environmental hazards or violates PRC environmental laws. Although it has not been alleged by PRC government officials that we have violated any current environmental regulations, we cannot assure you that the PRC government will not amend the current PRC environmental protection laws and regulations. Our business and operating results may be materially and adversely affected if we were to be held liable for violating existing environmental regulations or if we were to increase expenditures to comply with environmental regulations affecting our operations.

Any significant fluctuation in price of our raw materials may have a material adverse effect on the manufacturing cost of our products.

The prices for the raw materials that we use in the manufacture of our grain products are subject to market forces largely beyond our control, including the price of coal, our energy costs, market demand, and freight costs. The prices for these raw materials may fluctuate significantly based upon changes in these forces. If we are unable to pass any raw material price increases through to our customers, we could incur significant losses and a diminution of the market price of our common stock.

We may need to hire additional employees.

Our future success also depends upon our continuing ability to attract and retain highly qualified personnel. Expansion of our business and our management and operations will require additional managers and employees with industry experience, and our success will be highly dependent on our ability to attract and retain skilled management personnel and other employees. There can be no assurance that we will be able to attract or retain highly qualified personnel. Competition for skilled personnel in the agriculture industry is significant. This competition may make it more difficult and expensive to attract, hire and retain qualified managers and employees.

We may not be able to meet the accelerated filing and internal control reporting requirements imposed by the Securities and Exchange Commission resulting in a possible decline in the price of our common stock and our inability to obtain future financing.

As directed by Section 404 of the Sarbanes-Oxley Act, as amended by SEC Release No. 33-8934 on June 26, 2008, the Securities and Exchange Commission adopted rules requiring each public company to include a report of management on the company’s internal controls over financial reporting in its annual reports. In addition, the independent registered public accounting firm auditing a company’s financial statements must also attest to and report on management’s assessment of the effectiveness of the company’s internal controls over financial reporting as well as the operating effectiveness of the company’s internal controls. Commencing with our annual report for fiscal year 2011, we will be required to include a report of management on its internal control over financial reporting. The internal control report must include a statement:

●	of management’s responsibility for establishing and maintaining adequate internal control over its financial reporting;
●	of management’s assessment of the effectiveness of its internal control over financial reporting as of year end; and
●	of the framework used by management to evaluate the effectiveness of our internal control over financial reporting.

Furthermore, in the following year, our independent registered public accounting firm is required to file a separate attestation report regarding our internal financial reporting controls stating whether it believes that we have maintained, in all material respects, effective internal controls over financial reporting.

While we expect to expend significant resources in developing the necessary documentation and testing procedures required by Section 404 of the Sarbanes-Oxley Act, there is a risk that we may not be able to comply timely with all of the requirements imposed by this rule. In the event that we are unable to receive a positive attestation from our independent registered public accounting firm with respect to our internal controls, investors and others may lose confidence in the reliability of our financial statements and our stock price and ability to obtain equity or debt financing as needed could suffer.

In addition, in the event that our independent registered public accounting firm is unable to rely on our internal controls in connection with its audit of our financial statements, and in the further event that it is unable to devise alternative procedures in order to satisfy itself as to the material accuracy of our financial statements and related disclosures, it is possible that we would be unable to file our Annual Report on Form 10-K with the Securities and Exchange Commission, which could also adversely affect the market price of our securities and our ability to secure additional financing as needed.

Our operations are currently focused in China, and any adverse change to the economy or business environment in China could significantly affect our operations, which would lead to lower revenues and reduced profitability.

Our operations are currently concentrated in China. Because of this concentration in a specific geographic location, we are susceptible to fluctuations in our business caused by adverse economic or other conditions in this region, including natural or other disasters. A stagnant or depressed economy in China, or in any of the other markets that we serve, could adversely affect our business, results of operations and financial condition.

Labor disputes could significantly affect our operations.

Labor disputes with our employees or labor disputes, work stoppages or slowdowns at any of its subcontractors or suppliers could significantly disrupt operations or expansion plans. Delays caused by any such disruptions could materially affect projections for increased capacity, production and revenues, which could have a material adverse effect on our business, financial condition, results of operations and prospects.

Risks Relating to the People's Republic of China

Certain political, geographic and economic factors relating to operating in the PRC could adversely affect our company.

The PRC is transitioning from a planned economy to a market economy. While the PRC government has pursued economic reforms since its adoption of the open-door policy in 1978, a large portion of the PRC economy is still operating under five-year plans and annual state plans. Through these plans and other economic measures, such as control on foreign exchange, taxation and restrictions on foreign participation in the domestic market of various industries, the PRC government exerts considerable direct and indirect influence on the economy. Many of the economic reforms carried out by the PRC government are unprecedented or experimental, and are expected to be refined and improved. Other political, economic and social factors can also lead to further readjustment of such reforms. This refining and readjustment process may not necessarily have a positive effect on our operations or future business development. Our operating results may be adversely affected by changes in the PRC's economic and social conditions as well as by changes in the policies of the PRC government, such as changes in laws and regulations (or the official interpretation thereof), measures which may be introduced to control inflation, changes in the interest rate or method of taxation, and the imposition of restrictions on currency conversion in addition to those described below.

The uncertain applications of many relatively new PRC laws that may apply to us create an unpredictable environment for our business operations and could have a material adverse effect on us.

The PRC legal system is a civil law system. Unlike the common law system, the civil law system is based on written statutes in which decided legal cases have little value. In 1979, the PRC began to promulgate a comprehensive system of laws and has since introduced many laws and regulations to provide general guidance on economic and business practices in the PRC and to regulate foreign investment. Progress has been made in the promulgation of laws and regulations dealing with economic matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. The promulgation of new laws, changes of existing laws and the abrogation of local regulations by national laws could have a negative impact on our business and business prospects.

Labor costs may be increased due to the implementation of the new PRC Labor Contract Law.

The PRC Labor Contract Law was adopted by the Standing Committee of the National People’s Congress of PRC on June 29, 2007 and became effective on January 1, 2008. The implementation of the new law, especially the following provisions, may increase our labor costs: (a) an employer shall make monetary compensation, which shall be based on the number of an employee’s working years with the employer at the rate of one month’s wage for each year, to the employee upon termination of the employment contract with certain exceptions (for example, in the circumstances where the term of a fixed-term employment contract expires and the employee does not agree to renew the contract even though the conditions offered by the employer are the same as or better than those stipulated in the current contract); (b) the wages of an employee on probation may not be less than the lowest wage level for the same job with the employer or less than 80% of the wage agreed upon in the employment contract, and may not be less than the local minimum wage rate; (c) if an employee has been working for the employer for a consecutive period of not less than 10 years, or if a fixed-term employment contract with an employee was entered into on two consecutive occasions, generally the employer should enter into an open-ended employment with such employee, unless the employee requests for a fixed-term employment contract; (d) if an employer fails, in violation of the related provisions, to enter into an open-ended contract with an employee, it shall each month pay to the employee twice his wage, starting from the date on which an open-ended employment contract should have been entered into; (e) if an employer fails to enter into a written employment contract with an employee more than one month but less than one year after the date on which the employer started using him, the employer shall each month pay to the employee twice his wage; and (f) if an employer hires an employee whose employment contract with another employer has not yet been terminated or ended, causing the other employer to suffer a loss, it shall be jointly and severally liable with the employee for the compensation of such loss. Our labor costs may increase due to the implementation of the new PRC Labor Contract Law and our business and results of operations may be materially and adversely affected.

Currency conversion could adversely affect our financial condition.

The PRC government imposes control over the conversion of Renminbi into foreign currencies. Under the current unified floating exchange rate system, the People's Bank of China publishes an exchange rate, which we refer to as the PBOC exchange rate, based on the previous day's dealings in the inter-bank foreign exchange market. Financial institutions authorized to deal in foreign currency may enter into foreign exchange transactions at exchange rates within an authorized range above or below the PBOC exchange rate according to market conditions.

Pursuant to the Foreign Exchange Control Regulations of the PRC issued by the State Council which came into effect on April 1, 1996, and the Regulations on the Administration of Foreign Exchange Settlement, Sale and Payment of the PRC which came into effect on July 1, 1996, regarding foreign exchange control, conversion of Renminbi into foreign exchange by Foreign Investment Enterprises, or FIEs, for use on current account items, including the distribution of dividends and profits to foreign investors, is permissible. FIEs are permitted to convert their after-tax dividends and profits to foreign exchange and remit such foreign exchange to their foreign exchange bank accounts in the PRC. Conversion of Renminbi into foreign currencies for capital account items, including direct investment, loans, and security investment, is still under certain restrictions. On January 14, 1997, the State Council amended the Foreign Exchange Control Regulations and added, among other things, an important provision, which provides that the PRC government shall not impose restrictions on recurring international payments and transfers under current account items.

Enterprises in the PRC (including FIEs) which require foreign exchange for transactions relating to current account items, may, without approval of the State Administration of Foreign Exchange, or “SAFE,” effect payment from their foreign exchange account or convert and pay at the designated foreign exchange banks by providing valid receipts and proofs.

Convertibility of foreign exchange in respect of capital account items, such as direct investment and capital contribution, is still subject to certain restrictions, and prior approval from the SAFE and its relevant branches must be sought.

Furthermore, the Renminbi is not freely convertible into foreign currencies nor can it be freely remitted abroad. Under the PRC’s Foreign Exchange Control Regulations and the Administration of Settlement, Sales and Payment of Foreign Exchange Regulations, Foreign Invested Enterprises are permitted either to repatriate or distribute its profits or dividends in foreign currencies out of its foreign exchange accounts, or exchange Renminbi for foreign currencies through banks authorized to conduct foreign exchange business. The conversion of Renminbi into foreign exchange by Foreign Invested Enterprises for recurring items, including the distribution of dividends to foreign investors, is permissible. The conversion of Renminbi into foreign currencies for capital items, such as direct investment, loans and security investment, is subject, however, to more stringent controls.

Exchange rate volatility could adversely affect our financial condition.

Since 1994, the exchange rate for Renminbi against the United States dollar has remained relatively stable. However, in 2005, the Chinese government announced that it would begin pegging the exchange rate of the Chinese Renminbi against a number of currencies, rather than just the U.S. dollar and, the exchange rate for the Renminbi against the U.S. dollar became RMB8.02 to $1.00. If we decide to convert Chinese Renminbi into United States dollars for other business purposes and the United States dollar appreciates against this currency, the United States dollar equivalent of the Chinese Renminbi we convert would be reduced. There can be no assurance that future movements in the exchange rate of Renminbi and other currencies will not have an adverse effect on our financial condition.

The Chinese government exerts substantial influence over the manner in which we must conduct our business activities.

We are dependent on our relationship with the local government in the province in which we operate our business. Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, environmental regulations, land use rights, property and other matters. We believe that our operations in China are in material compliance with all applicable legal and regulatory requirements. However, the central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations. Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require us to divest ourselves of any interest we then hold in Chinese properties.

Future inflation in China may inhibit our ability to conduct business in China. In recent years, the Chinese economy has experienced periods of rapid expansion and high rates of inflation. Rapid economic growth can lead to growth in the money supply and rising inflation. If prices for our products rise at a rate that is insufficient to compensate for the rise in the costs of supplies, it may have an adverse effect on profitability. These factors have led to the adoption by Chinese government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. High inflation may in the future cause Chinese government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, and thereby harm the market for our products.

Since most of our assets are located in the PRC, any dividends of proceeds from liquidation are subject to the approval of the relevant Chinese government agencies.

Our assets are predominantly located inside PRC. Under the laws governing Foreign Invested Enterprises in PRC, dividend distribution and liquidation are allowed but subject to special procedures under the relevant laws and rules. Any dividend payment will be subject to the decision of the board of directors and subject to foreign exchange rules governing such repatriation. Any liquidation is subject to the relevant government agency's approval and supervision as well as the foreign exchange control. This may generate additional risk for our investors in case of dividend payment and liquidation.

Risks Associated with our Securities

Our securities are restricted securities with limited transferability.

Our securities should be considered a long-term, illiquid investment. Our Common Stock has not been registered under the Act, and cannot be sold without registration under the Act or any exemption from registration. In addition, our Common Stock is not registered under any state securities laws that would permit their transfer. Because of these restrictions and the absence of an active trading market for the securities, a shareholder will likely find it difficult to liquidate an investment.

We may be subject to penny stock rules which will make the shares of our common stock more difficult to sell.

We may be subject now and in the future to the SEC’s “penny stock” rules if our shares of common stock sell below $5.00 per share. Penny stocks generally are equity securities with a per share price of less than $5.00. The penny stock rules require broker-dealers to deliver a standardized risk disclosure document prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson, and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information must be given to the customer orally or in writing prior to completing the transaction and must be given to the customer in writing before or with the customer’s confirmation.

In addition, the penny stock rules require that prior to a transaction the broker dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. The penny stock rules are burdensome and may reduce purchases of any offerings and reduce the trading activity for shares of our common stock. As long as our shares of common stock are subject to the penny stock rules, the holders of such shares of common stock may find it more difficult to sell their securities.

Our shares of common stock are very thinly traded, and the price may not reflect our value and there can be no assurance that there will be an active market for our shares of common stock either now or in the future.

Our shares of common stock are thinly traded. Due to the illiquidity, the market price may not accurately reflect the relative value of the Company. There can be no assurance that there will be an active market for our shares of common stock either now or in the future. Investors may not be able to liquidate their investment or liquidate it at a price that reflects the value of the business. If a more active market should develop, the price may be highly volatile. Because there may be a low price for our shares of common stock, many brokerage firms may not be willing to effect transactions in the securities. Even if an investor finds a broker willing to effect a transaction in the shares of our common stock, the combination of brokerage commissions, transfer fees, taxes, if any, and any other selling costs may exceed the selling price. Further, many lending institutions will not permit the use of such shares of common stock as collateral for a loans.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion and analysis of the results of operations and financial condition of Jilin Hengchang Agriculture Development Co., Ltd. and Affiliate  for the fiscal years ended December 31, 2010 and 2009 should be read in conjunction with the Hengchang Agriculture’s financial statements. Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the Risk Factors, Special Note Regarding Forward-Looking Statements and Business sections in this prospectus. We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward-looking statements.

Overview

Hengchang Agriculture is a PRC limited liability company and was formed under laws of the PRC on September 9, 2004 under the name of Jilin Province Hengchang Foodstuff Purchasing and Storage Co. Ltd. with registered capital of RMB 5,000,000 (approximately $729,000).  Hengchang Agriculture is primarily engaged in the business of development, purchasing and distribution of agricultural products including corn, soybean, and crop seeds.

Hengjiu is a PRC limited liability company formed under laws of the PRC on August 10, 2009 with a registered capital of RMB 1,000,000 (approximately $146,000).  Hengjiu currently is a development stage company and has yet to register with the State tax bureau.  Hengjiu does not conduct any substantive operations of its own.

Hengchang Agriculture’s chairman of the board of directors and 52% majority shareholder, Mr. Yushan Wei is also Hengjiu’s chairman of the board of directors and principal shareholder. Almost all of Hengjiu’s assets are used in Hengchang’s business operations and controlled and managed by Mr. Wei. As a result, Hengchang Agriculture and Hengjiu are under common control.

Critical Accounting Policies And Estimates

While our significant accounting policies are more fully described in Note 1 to our consolidated financial statements for the year ended December 31, 2010, we believe that the following accounting policies are the most critical to aid you in fully understanding and evaluating this management discussion and analysis.

Our combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. We continually evaluate our estimates, including those related to bad debts, inventories, recovery of long-lived assets, and income taxes. We base our estimates on historical experience and on various other assumptions that we believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Any future changes to these estimates and assumptions could cause a material change to our reported amounts of revenues, expenses, assets and liabilities. Actual results may differ from these estimates under different assumptions or conditions. We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of the combined financial statements.

Accounts receivable

We have a policy of reserving for uncollectible accounts based on our best estimate of the amount of probable credit losses in our existing accounts receivable.  We periodically review our accounts receivable and other receivables to determine whether an allowance is necessary based on an analysis of past due accounts and other factors that may indicate that the realization of an account may be in doubt.  Account balances deemed to be uncollectible are charged to the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

As a basis for accurately estimating the likelihood of collection, we consider a number of factors when determining reserves for uncollectable accounts.   We believe that we use a reasonably reliable methodology to estimate the collectability of our accounts receivable. We review our allowances for doubtful accounts on at least a quarterly basis. We also consider whether the historical economic conditions are comparable to current economic conditions. If the financial condition of our customers or other parties that we have business relations with were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

Inventories

Inventories, consisting of raw materials, work in process and finished goods related to our products are stated at the lower of cost or market utilizing the weighted average method. An allowance is established when management determines that certain inventories may not be saleable. If inventory costs exceed expected market value due to obsolescence or quantities in excess of expected demand, we will record additional reserves for the difference between the cost and the market value. These reserves are recorded based on estimates.  We review inventory quantities on hand and on order and record, on a quarterly basis, a provision for excess and obsolete inventory, if necessary. If the results of the review determine that a write-down is necessary, we recognize a loss in the period in which the loss is identified, whether or not the inventory is retained. Our inventory reserves establish a new cost basis for inventory and are not reversed until we sell or dispose of the related inventory. Such provisions are established based on historical usage, adjusted for known changes in demands for such products, or the estimated forecast of product demand and production requirements.

Property and equipment

Property and equipment are stated at cost less accumulated depreciation. Additions and major replacements and improvements to plant and equipment accounts are recorded at cost. The cost of repairs and maintenance is expensed as incurred.  When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in income in the year of disposition. We examine the possibility of decreases in the value of fixed assets when events or changes in circumstances reflect the fact that their recorded value may not be recoverable. Included in property and equipment is construction-in-progress which consists of leasehold improvements and equipment  pending installation and includes the costs of construction and installation and any interest charges arising from borrowings used to finance these assets during the period of construction or installation. No provision for depreciation is made on construction-in-progress until such time as the relevant assets are completed and ready for their intended use. Depreciation is computed using the straight-line method (after taking into account their respective estimated  residual  value) over the estimated useful lives of the assets. The estimated useful lives of the assets are as follows:

Useful Life
Building and building improvements	8 - 20	Years
Manufacturing equipment	5 - 10	Years
Office equipment and furniture	5	Years
Vehicle	4 -10	Years

Land Use Rights

All land in the PRC is owned by the PRC government and cannot be sold to any individual or company. The Company has recorded the amounts paid to the PRC government to acquire long-term interests to utilize land underlying the Company’s facilities as land use rights. This type of arrangement is common for the use of land in the PRC. Land use rights are amortized on the straight-line method over the terms of the land use rights.

Revenue Recognition

Pursuant to the guidance of ASC Topic 605 and ASC Topic 360, we recognize revenue when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the purchase price is fixed or determinable and collectability is reasonably assured. We derive our revenue primarily from the sale of corn crop, soybean crop and branded corn seeds.

The sales price of product sold is stated in the sales contract and is final and not subject to adjustment. The Company generally does not accept sales returns and does not provide customers with price protection. We assess a customer’s creditworthiness before accepting sales orders. Based on the above, we record revenue related to product sales upon delivery of the product to the customers.

Research and Development

Research and development costs are expensed as incurred. These costs primarily consist of fees paid to third parties and cost of material used and salaries paid for the development of our products.

Income Taxes

We are governed by the Income Tax Law of the People’s Republic of China.  We account for income taxes using the liability method prescribed by ASC 740 “Income Taxes”. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect in the year in which the differences are expected to reverse. We record a valuation allowance to offset deferred tax assets if based on the weight of available evidence; it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rates is recognized as income or loss in the period that includes the enactment date.

Foreign Currency Translation

The reporting currency of the Company is the U.S. dollar. The functional currency of the Company is the local currency, the Chinese Renminbi (“RMB”). Results of operations and cash flows are translated at average exchange rates during the period, assets and liabilities are translated at the unified exchange rate at the end of the period, and equity is translated at historical exchange rates. Translation adjustments resulting from the process of translating the local currency financial statements into U.S. dollars are included in determining comprehensive income.   Transactions denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing on the transaction dates. Assets and liabilities denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing at the balance sheet date with any transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred. All of the Company’s revenue transactions are transacted in the functional currency. We do not enter any material transaction in foreign currencies and accordingly, transaction gains or losses have not had, and are not expected to have, a material effect on the results of operations of the Company.

Asset and liability accounts at December 31, 2010 and 2009 were translated at 6.6118 RMB to $1.00 and at 6.8372 RMB to $1.00, respectively. Equity accounts were stated at their historical rate. The average translation rates applied to the statements of income for the year ended December 31, 2010 and 2009 were 6.77875 RMB and 6.8409 RMB to $1.00, respectively. Cash flows from the Company's operations are calculated based upon the local currencies using the average translation rate. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheets.

Accumulated Other Comprehensive Income

Comprehensive income is comprised of net income and all changes to the statements of stockholders' equity, except those due to investments by stockholders, changes in paid-in capital and distributions to stockholders. For the years ended December 31, 2010 and 2009, comprehensive income includes net income and unrealized gains from foreign currency translation adjustments.

Recent Accounting Pronouncements

In January 2010, the FASB issued ASU No. 2010-01- Accounting for Distributions to Shareholders with Components of Stock and Cash. The amendments in this Update clarify that the stock portion of a distribution to shareholders that allows them to elect to receive cash or stock with a potential limitation on the total amount of cash that all shareholders can elect to receive in the aggregate is considered a share issuance that is reflected in EPS prospectively and is not a stock dividend for purposes of applying Topics 505 and 260 (Equity and Earnings Per Share). The amendments in this update are effective for interim and annual periods ending on or after December 15, 2009, and should be applied on a retrospective basis. The adoption of this ASU did not have a material impact on our financial statements.

In January 2010, the FASB issued ASU No. 2010-02 – Accounting and Reporting for Decreases in Ownership of a Subsidiary – a Scope Clarification. The amendments in this Update affect accounting and reporting by an entity that experiences a decrease in ownership in a subsidiary that is a business or nonprofit activity. The amendments also affect accounting and reporting by an entity that exchanges a group of assets that constitutes a business or nonprofit activity for an equity interest in another entity.  The amendments in this update are effective beginning in the period that an entity adopts SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements – An Amendment of ARB No. 51.” If an entity has previously adopted SFAS No. 160 as of the date the amendments in this update are included in the Accounting Standards Codification, the amendments in this update are effective beginning in the first interim or annual reporting period ending on or after December 15, 2009. The amendments in this update should be applied retrospectively to the first period that an entity adopted SFAS No. 160. The adoption of this ASU did not have any material impact on our financial statements.

In January 2010, the FASB issued ASU 2010-06, “Improving Disclosures about Fair Value Measurements”. ASU 2010-06 requires additional disclosures about fair value measurements including transfers in and out of Levels 1 and 2 and a higher level of disaggregation for the different types of financial instruments. For the reconciliation of Level 3 fair value measurements, information about purchases, sales, issuances and settlements are presented separately. This standard is effective for interim and annual reporting periods beginning after December 15, 2009 with the exception of revised Level 3 disclosure requirements which are effective for interim and annual reporting periods beginning after December 15, 2010. Comparative disclosures are not required in the year of adoption. The Company adopted the provisions of the standard on January 1, 2010, which did not have a material impact on our financial statements.

In February 2010, the FASB issued ASU 2010-09, Subsequent Events (Topic 855): Amendments to Certain Recognition and Disclosure Requirements.  This amendment addresses both the interaction of the requirements of this Topic with the SEC’s reporting requirements and the intended breadth of the reissuance disclosure provision related to subsequent events (paragraph 855-10-50-4).  All of the amendments in this Update are effective upon issuance of the final Update, except for the use of the issued date for conduit debt obligors. That amendment is effective for interim or annual periods ending after June 15, 2010.  The adoption of this ASU did not have an important impact on our financial statements.

In March 2010, the FASB issued ASU 2010-11, Derivatives and Hedging (Topic 815): Scope Exception Related to Embedded Credit Derivatives.  The amendments in this Update are effective for each reporting entity at the beginning of its first fiscal quarter beginning after June 15, 2010.  Early adoption is permitted at the beginning of each entity’s first fiscal quarter beginning after issuance of this Update.  The Company does not expect the provisions of ASU 2010-11 to have a material effect on the financial position, results of operations or cash flows of the Company.

In April 2010, the FASB issued ASU 2010-13, Compensation-Stock Compensation (Topic 718): Effect of Denominating the Exercise Price of a Share-Based Payment Award in the Currency of the Market in Which the Underlying Equity Security Trades - a consensus of the FASB Emerging Issues Task Force.  The amendments in this Update are effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2010.  Earlier application is permitted.  The Company does not expect the provisions of ASU 2010-13 to have a material effect on the financial position, results of operations or cash flows of the Company.

In May 2010, the FASB issued ASU 2010-19, Foreign Currency (Topic 830): Foreign Currency Issues: Multiple Foreign Currency Exchange Rates.  The amendments in this Update are effective as of the announcement date of March 18, 2010. The adoption of this update did not have a material effect on the financial position, results of operations or cash flows of the Company.

In July 2010, FASB issued Accounting Standard Update 2010-20, “Receivables (Topic 310): Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses” or ASU 2010-20. This Update provides enhanced disclosures which are designed to assist financial statement users in assessing an entity’s credit risk exposure and in evaluating the adequacy of an entity’s allowance for credit losses. Public entities must apply the disclosure requirements applicable to period-end balances beginning with the first interim or annual reporting period ending on or after December 15, 2010. Adoption of this ASU did not have material impact on the Company’s consolidated financial statements.

In September 2010, FASB issued Accounting Standard Update 2010-25, “Plan Accounting—Defined Contribution Pension Plans (Topic 962): Reporting Loans to Participants by Defined Contribution Pension Plans” or ASU 2010-25. The ASU clarifies how loans to participants should be classified and measured by defined contribution plans and how IFRS compare to these provisions. The amendments in this update are effective for fiscal years ending after December 15 2010. Adoption of this ASU did not have material impact on the Company’s consolidated financial statements.

In December 2010, the FASB issued Accounting Standard Update 2010-28, Intangibles—Goodwill and Other (Topic 350): When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts . This ASU modified   Step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts. For those reporting units, an entity   is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. For public   entities, the amendments in the ASU are effective for fiscal years, and interim periods within those years, beginning after December   15, 2010. Adoption of this ASU will not have material impact on the Company’s consolidated financial statements.

In December 2010, the FASB issued Accounting Standard Update 2010-29, Business Combinations (Topic 805): Disclosure of Supplementary Pro Forma Information for Business Combinations. This ASU specifies that, if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. ASU 2010-29 is effective prospectively for business combinations where the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. Adoption of this ASU will not have material impact on the Company’s consolidated financial statements.

Other accounting standards that have been issued or proposed by FASB that do not require adoption until a future date are not expected to have a material impact on the financial statements upon adoption.

The following table sets forth the results of our operations for the years indicated as a percentage of net revenues (dollars in thousands):

	Years Ended December 31,
	2010		2009
	Dollars	Percent	Dollars	Percent
Net revenues	$59,321	100.0%	$53,275	100.0%
Cost of revenues	43,346	73.1%	40,574	76.2%
Gross profit	15,975	26.9%	12,701	23.8%
Operating expenses	3,486	5.9%	1,340	2.5%
Income from operations	12,489	21.1%	11,361	21.3%
Other expenses	149	0.3%	231	0.4%

Income before provision for income taxes	12,340	20.8%	11,130	20.9%
Provision for income taxes	-	-%	-	-%
Net income	$12,340	20.8%	$11,130	20.9%
Other comprehensive income:
Foreign currency translation adjustment	987	1.7%	18	-%

Comprehensive income	$13,327	22.5%	$11,148	20.9%

Results of Operations for the Year ended December 31, 2010 Compared to the Year ended December 31, 2009

Revenues. For the year ended December 31, 2010, we had net revenues of $59,321,000, as compared to net revenues of $53,275,000 for the year ended December 31, 2009, an increase of 11.3%. Revenue and changes for each product line is summarized as follows (dollars in thousands):

	Year Ended December 31,
	2010	2009	Increase (decrease)	Percentage Change
Corn	$46,044	$31,370	$14,674	46.8%
Soybean	-	13,628	(13,628)	(100.0)%
Corn seeds	13,277	8,277	5,000	60.4%

Total revenues	$59,321	$53,275	$6,046	11.3%

The increase in revenues from the sale of corn was primarily attributable to a substantial increase in sales volume and sales price from 2009 to 2010. For the year ended December 31, 2010, we sold approximately 184,692 metric tons of corn compared to 144,648 metric tons for the year ended December 31, 2009, an increase of approximately 40,044 metric tons or 27.7%. Additionally, the increase was attributable to a 17.0% increase in our selling price. For the year ended December 31, 2010, the average sales price was approximately $249.3 per metric ton, as compared to the average sale price of approximately $213.1 per metric ton for the year ended December 31, 2009.The two Guangxi National Granary Reserves, Naning Grain Storage Center and Liuzhou Grain Storage Center made large orders in the first half of 2010. According to Document [2009] No. 2969, issued by four China State Agencies, National Development and Reform Commission, Ministry of Finance People Republic of China, State Administration of Grain and Agricultural Development Bank of China in November 2009, the two Guangxi National Granary Reserves were permitted to purchase as much corn as they can at a price of $224 (rmb1500) per metric ton from December 1, 2009 to April 30, 2010. In addition, the National Granary Reserves enjoyed government subsidies of approximately $10 (70 RMB) per metric ton as long as the corn was delivered to the Granaries before June 30, 2010. Based on the large orders from the two National Granary Reserves, we were able to raise our sales of corn. Due to inflation in China, agriculture products prices such as corn prices have risen in 2010.

For the year ended December 31, 2010, we ceased our soybean business. As the Company received large quantity orders for corn from the two Guangxi Granary Reserves, we had limited resource for the sale of soybeans. In addition, the main production area for soybeans in China is located in Heilongjiang Province. Soybean resources are controlled by local business persons in Heilongjiang Province. The sale of soybeans is dependent upon the season and is limited by our requirement for labor resources, storage facilities and working capital related to the sale of corn and may vary depending on our capacity. Accordingly, it generally takes us more effort to purchase soybean than corn.

In 2009, in accordance with a Seed Purchase Agreement between us and Jilin Defeng Seed Co, Ltd. (“Defeng”) dated on April 5, 2009, we were entrusted by Defeng to plant main crop parental seeds. Under such arrangement, Defeng sells parental seeds to us at an agreed price; we arrange the planting of these seeds in accordance with plans formulated by Defeng and we sell all seeds produced to Defeng at an agreed price. Under PRC law, production of main crop parental seeds requires the Seed Production License, which may be obtained by the entity that entrusts the seeds production or the entity that is entrusted to conduct the production. Defeng has one Seed Production License. We enter into crop seed production contracts with local contractors that in turn contract local farmers and utilize local farmers’ leased land. According to these contracts, the local contractors will manage local farmers using the leased land to plant seeds and they provide all seeds planted and cultivated to us. We pay the local contractors a contract fees and provide the local farmers with fertilizer and the parental seeds. In 2010 and 2009, we planted seeds on approximately 2,500 and 1,535 hectare of farmland, respectively.  On average, each hectare of farmland can yield approximately 4.1 metric tons of seeds. Accordingly, in 2010 and 2009, we cultivated approximately 10,000 and 6,294 metric tons of corn seed, respectively, and we sold all corn seed to Defeng at a price of 9,000 RMB or approximately $1,315 per metric ton. 2500

Cost of sales. Cost of sales increased by $ 2,772,000, or 6.8%, from $40,574,000 for the year ended December 31, 2009 to $43,346,000 for the year ended December 31, 2010 and was attributable to the increase in our net revenue.

Gross profit and gross margin. Our gross profit was $ 15,975,000 for year ended December 31, 2010 as compared to $12,701,000 for the year ended December 31, 2009, representing gross margins of 26.9% and 23.8%, respectively. The increase in our gross margin percentage was mainly attributable to the increase in our corn seed business as a percentage of our total revenue; our corn seed business enjoyed a high profit margin. Additionally, we also had a higher gross margin recognized from the sale of corn.  Gross margin percentages by product line are as follows:

	For the Year ended December 31,
	2010	2009
Corn	10.5%	4.1%
Soybean	-%	33.4%
Corn Seeds	83.9%	84.7%

Overall gross profit %	26.9%	23.8%

The gross profit margin percentage attributable to corn increased to 10.5% for the year ended December 31, 2010 from 4.1% for the year ended December 31, 2009. During the year ended December 31, 2010, we paid the railway freights and added the freight into the sales invoices issued to the two National Granary Reserves. In comparison, during the year ended December 31, 2009, we simply submitted the freight invoice for compensations from the two Guangxi National Granary Reserves directly and had not included the freight into the total sales price. Excluding the effect from additional freight charges in the selling price, the gross profit margin from the sale of corn in 2010 was approximately 6.9%.

The gross margin percentage on the sale of corn seed was 83.9% in 2010 as compared to 84.7% in 2009, a 0.8% decrease. In connection with the planting and cultivation of corn seed, our costs primarily were for contracted payments to the contractors that represent farmers for the use of farmers’ leased land and for their services of approximately $1,512,000 in 2010 and $914,000 in 2009, respectively and for fertilizer & seeds of $629,000 in 2010 and $352,000 in 2009, respectively, for an aggregate cost of approximately $2,141,000 in 2010 and $1,266,000 in 2009, respectively. On average, the cost of corn seeds per metric ton was $209 in 2010 and $201 in 2009, respectively per metric ton and our selling price per metric ton was approximately $1,328  in 2010 and $1,315 in 2009, respectively.

Selling expenses. Selling expenses were $2,940,000 for the year ended December 31, 2010 and $916,000 for the comparable year in 2009, an increase of $2,024,000 or 221.0%.  Selling expenses consisted of the following (in thousands):

	Year Ended December 31, 2010	Year Ended December 31, 2009
Shipping and freight	$2,351	$427
Storage, packaging , and handling	185	336
Depreciation	334	21
Diesel	37	37
Other	33	95
	$2,940	$916

In 2010, shipping and freight increased by $1,924,000 or 450.6% as compared to 2009. In 2009, certain of our customers paid the shipping and freight charges directly to the shipper.  In 2010, we incurred these shipping and freight expenses and increased out selling price to cover these costs. We expect to pay the shipping and freight charges in the future.

In 2010, storage, packaging and handling fee decreased by $151,000 or 44.9%. Storage, packaging and handling fee mainly includes warehouse management fees and the corn packaging and handling fees. This decrease was attributable to certain customers paid their own packaging and handling costs.

In 2010, depreciation increased by $313,000 or 1490% as compared to 2009 as more fixed assets were being depreciated in 2010.

Diesel expense remained materially consistent in 2010 and 2009. We own twenty-one trucks, which were mainly used to ship corn from the storage facilities to the railway station. Started in 2009, certain customers picked up their own products or paid for the shipment of the corn and accordingly, diesel expense remained insignificant.

In 2010, other selling expenses decreased by $62,000 or 65.3% as compared to 2009. Other selling expenses include insurance expense, maintenance fee and other miscellaneous expenses and may vary year by year depending on specific situations.

General and administrative expenses. General and administrative expenses amounted to $546,000 for the year ended December 31, 2010, as compared to $424,000 for the year ended December 31, 2009, an increase of $122,000 or 28.8%. General and administrative expenses consisted of the following (in thousands):

	Year Ended December 31, 2010	Year Ended December 31, 2009
Compensation and related benefits	$169	$132
Depreciation	99	64
Amortization of land use rights	76	21
Other taxes	28	46
Other	174	161
	$546	$424

In 2010, compensation and related benefits increased by $37,000 or 28.0% as compared to 2009 and was attributable to an increase in our business activities.

In 2010, depreciation increased by $35,000 or 54.7% as compared to 2009 and was attributable to an increase in depreciable assets.

In 2010, amortization of land use rights increased by $55,000 or 261.9% as compared to 2009 and was attributable to an increase in land use rights. In 2009, we acquired land use rights for approximately $2,165,000 for 123,000 square meters located in Gongzhuling, Jilin, China. We are currently developing this land and constructing a grain storage and logistics center.

In 2010, other taxes decreased by $18,000 or 39.1% as was attributable to decrease in other miscellaneous taxes.

In 2010, other general and administrative expenses increased by $13,000 or 8.1%, and were primarily attributable to an increase in start-up costs related to Hengjiu which began limited operations in 2009.

Income from operations. For the year ended December 31, 2010, income from operations was $12,489,000 as compared to $11,361,000 for the year ended December 31, 2009, an increase of $1,128,000 or 9.9%.

Other expenses. For the year ended December 31, 2010, other expenses amounted to $149,000 as compared to other expenses of $231,000 for the year ended December 31, 2009, a decrease of $82,000 or 35.5%.  The decrease in other expenses was primarily related to a decrease in short term loan interest expense of $79,000 or 32.5%.  During the years ended December 31, 2010 and 2009, pursuant to short-term loan agreements, the Company borrowed approximately $4,426,000 and $9,392,000, respectively, for the purchase of corn inventory from local growers.  Amounts borrowed under these short-term loan agreements accrued interest at a rate of 7.29% and 5.31%  per annum, respectively, and were repaid during the respective fiscal years.

Income tax expense. The PRC local government has provided various incentives to companies in order to encourage economic development. Such incentives include reduced tax rates and other measures. We have been granted an income tax exemption which expires on December 31, 2012 and accordingly, we were exempted from all of our income tax in the 2010 and 2009 period.  The estimated tax savings due to the tax exemption for the years ending December 31, 2010 and 2009 amounted to approximately $3,085,000 and $2,800,000, respectively.

Net income. As a result of the factors described above, our net income for the year ended December 31, 2010 and 2009 was $12,340,000 and $11,130,000, respectively.

Foreign currency translation gain. Our functional currency is the Chinese Yuan or Renminbi (“RMB”). Our financial statements are translated to U.S. dollars using period end rates of exchange for assets and liabilities, and average rates of exchange (for the period) for revenues, costs, and expenses. As a result of these translations, which are a non-cash adjustment, we reported a foreign currency translation gain of $987,000 and $18,000 for the years ended December 31, 2010 and 2009, respectively. This non-cash gain had the effect of increasing our reported comprehensive income.

Comprehensive income. For the year ended December 31, 2010 and 2009, comprehensive income of $13,327,000 and 11,148,000, respectively were derived from the sum of our net income of $12,340,000 plus foreign currency translation gains of $987,000 in 2010 and net income of $11,130,000 plus foreign currency translation gains of $18,000 in 2009, respectively.

Liquidity and Capital Resources

At December 31, 2010, our balance of cash was $12,867,137 comparing to $4,783,680 as of December 31, 2009. These funds were located in financial institutions located in China.

Our primary uses of cash have been for the purchase of corn from local farmers, construction of our new corn storage facility and the acquisition of the related land use rights. Additionally, we use cash for employee compensation, and for working capital. Substantially all funds received have been expended in the furtherance of growing the business.  The following trends are reasonably likely to result in a material decrease in our liquidity over the near to long term:

●	An increase in working capital requirements to finance higher level of inventories,

●	Addition of administrative and sales personnel as the business grows,

●	Increases in advertising, public relations and sales promotions for existing and new brands as the company expands within existing markets or enters new markets,

●	Development of new products in the seed industry to complement our current products,

●	The cost of being a public company and the continued increase in costs due to governmental compliance activities, and

●	Capital expenditures to acquire a licensed seed company.

Changes in our working capital position are summarized as follows:

	December 31,	December 31,	Increase (Decrease in)
	2010	2009	Working Capital
Current assets	$35,458,763	$25,041,503	$10,417,260
Current liabilities	18,303,912	30,343,469	(12,039,557)
Working capital (deficit)	$17,154,851	$(5,301,966)	$22,456,817

Our working capital increased approximately $22,457,000 primarily attributable to:

●	a net increase in cash and restricted cash of approximately $8,083,000

●	a net increase in accounts receivable of approximately $6,355,000

●	A decrease in advances from customers of $19,198,000. Advances from customers consist of prepayments from customers for merchandise that had not yet been shipped. We recognize the advances as revenue as customers take delivery of the goods, in accordance with our revenue recognition policy.

Offset by:

●	A decrease in inventory of $3,653,000 related to the sale of our products ,

●	An increase in accounts payable of $5,981,206 related to the sale of our products,

●	An increase on due to related party of $1,200,284.

We require capital to purchase corn inventory and fund our working capital needs. During the years ended December 31, 2010 and 2009, pursuant to short-term loan agreements, we borrowed approximately $4,426,000 and $9,392,000, respectively, for the purchase of corn inventory from local growers.  Amounts borrowed under these short-term loan agreements accrued interest at a rate of 7.29% and 5.31% per annum, respectively, and were repaid during the respective fiscal years.

At December 31, 2010 and 2009, loans payable consisted of the following:

	December 31,
	2010	2009
Loan payable to Jilin Gongzhuling Rural Cooperative Bank, due on October 27, 2012 with annual interest at 180% of the banks base interest rate ( 7.47% and 7.97% at December 31, 2010 and 2009, respectively) secured by assets of the Company.	$1,512,447	$1,462,587
	$1,512,447	$1,462,587

On January 31, 2011, we entered into an agreement with the shareholders of Jilin Defeng Seed Co, Ltd. (“Defeng”) and Defeng, a Chinese limited liability company formed under laws of the PRC on September 29, 2003.  Pursuant to the Agreement, within 12 months after the execution of this Agreement, we shall have the option to purchase a 70% equity interest in Defeng through the issuance of additional shares of stock of Defeng, and the shareholders of Defeng will retain a 30% equity interest in Defeng.  Within 12 months after the execution of this Agreement, if we exercise our option to purchase the 70% equity interest in Defeng, we shall contribute certain land use right and real property rights related to the land locating at the east of 7 th Road of the Linxi Development Zone, the total value of which are approximately RMB 40,000,000 (approximately $5,900,000), and RMB 30,000,000 (approximately $4,400,000) in cash as our investment into Defeng.  The shareholders of Defeng shall use Defeng’s existing fixed assets and intangible assets (including but not limited to Seed Property Rights, Operating Rights and Sales Network), the total value of which are approximately RMB30,000,000 (approximately $4,400,000) as its investment into Defeng.  The registered capital of Defeng is currently RMB 30,000,000 and the shareholders of Defeng hold 100% equity interest in Defeng. After the Company’s investment into Defeng, the total registered capital of Defeng will be increased up to RMB 100,000,000, (approximately $14,700,000) of which we and the shareholders of Defeng shall maintain 70% and 30% respectively.  Defeng is engaged in the production of crossbred corn and the wholesale and sale of crop seeds.

We believe that our current levels of cash, cash flows from operations, and bank/related party borrowings, will be sufficient to meet our anticipated cash needs for at least the next 12 months. However, we may need additional cash resources in the future if we experience changed business conditions or other developments. We may also need additional cash resources in the future if we find and wish to pursue opportunities for investment, the acquisition of Defeng and other acquisitions, strategic cooperation or other similar actions. If we ever determine that our cash requirements exceed our amounts of cash and cash equivalents on hand, we may seek to issue debt or equity securities or obtain a credit facility. Any future issuance of equity securities could cause dilution for our shareholders. Any incurrence of indebtedness could increase our debt service obligations and cause us to be subject to restrictive operating and financial covenants. It is possible that, when we need additional cash resources, financing will only be available to us in amounts or on terms that would not be acceptable to us, if at all.

Cash flows from the Company's operations are calculated based upon the local currencies using the average translation rate. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheets.

The following summarizes the key components of the Company’s cash flows for the years ended December 31, 2010 and 2009:

	Years Ended
	December 31,
	2010	2009
Net cash provided by (used in) operating activities	$(4,595,188)	$18,149,385
Cash flows provided by (used in) investing activities	$11,250,271	$(18,753,522)
Cash flows provided by financing activities	$1,070,229	$4,628,644
Effect of exchange rate on cash	$358,145	$4,042
Net increase in cash and cash equivalents	$8,083,457	$4,028,549

Year ended December 31, 2010 and 2009

Net cash flow used in operating activities was $4,595,188for the year ended December 31, 2010 as compared to net cash flow provided by operating activities was $18,149,385 for the year ended December 31, 2009.

Net cash flow used by operating activities for the year ended December 31, 2010 was mainly due to

●	net income of $12,340,025, adjusted for the add back (deduction) of non-cash items such as $433,283 of depreciation and the amortization of land use rights of $70,623,and

●
changes in operating assets and liabilities consisting primarily of an increase in accounts receivable of $5,891,000, and a decrease in advances from customers of $19,629,000 offset by a decrease in prepaid  taxies of $390,000, an decrease in inventories of $6,145,000 and an increase in accounts payable of $1,283,000.

Net cash flow provided by operating activities for the year ended December 31, 2009 was primarily attributable to

●	net income of $11,130,492, adjusted for the add back (deduction) of non-cash items such as $136,176 of depreciation and the amortization of land use rights of $21,332,and

●
changes in operating assets and liabilities consisting primarily of a decrease in inventories of $1,929,000, a decrease in prepaid taxes of $676,000, and an increase in advances from customers of $12,465,000 offset by an increase in accounts receivable of $8,385,000.

Net cash flow provided by investing activities was $11,250,000 for the year ended December 31, 2010 as compared to net cash used in investing activities of $18,753,522 for the year ended December 31, 2009. During the year ended December 31, 2010, we collected loans receivable of $17,702,000 and used cash loan receivable disbursement of $5,901,000, for the purchase of property and equipment of $355,000 and to acquire land use rights of $197,000.

During the year ended December 31, 2009, we used cash for increases in loan receivable of $16,518,000, for the purchase of property and equipment of $1,297,000, and to acquire land use rights of $2,253,700 offset by cash received from the collection of loan receivable of $1,316,000.

Net cash flow provided by financing activities was $1,070,000 for the year ended December 31, 2010 as compared to net cash flow used in financing activities of $4,628,644 for the year ended December 31, 2009. During the year ended December 31, 2010, we received proceeds from short-term bank loan of $4,426,000, received cash proceeds from a related party of $1,070,000, and offset by the payment of short-term loans of $4,426,000. During the year ended December 31, 2009, we received proceeds from short-term bank loan of $10,854,000, received cash proceeds from a related party of $3,021,000, and received a cash contribution from a shareholder of $146,000 offset by the payment of short-term loans of $9,392,000.

Contractual Obligations

The following tables summarize our contractual obligations as of December, 2010, and the effects of these obligations are expected to have on our liquidity and cash flows in future periods.

	Payments Due by Period
	Total	Less than 1 year	1-3 Years	3-5 Years	5 Years +
Contractual Obligations :
Loans payable	$1,512,447	-	1,512,447
Construction and equipment (1)	$2,520,284	2,520,284	-	-	-
Total Contractual Obligations:	$4,032,731	$2,520,284	$1,512,447	$-	$-

(1)	Represents estimates remaining construction costs to build a grain storage facility.

Off-Balance Sheet Arrangements

There are no off-balance sheet arrangements between us and any other entity that have, or are reasonably likely to have, a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to stockholders.

DESCRIPTION OF PROPERTY

Our principal executive offices are located in the Gongzhuling State Agricultural Technology Park. The Company operates the separation, storage and distribution processes along with the business offices on approximately 42 acres of land. The Company has 9 storage warehouses that can have a total capacity of 260,000 tons of product. All storage facilities are covered with cooling and air circulating systems, and are equipped with electronic grain temperature inspection systems. The Company also has approximately ¼ mile of rail tracks for distribution purposes that can hold 29 train cars, each which holds upwards of 60 to 70 tons of corn.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of February 11, 2011 with respect to the holdings of: (1) each person known to us to be the beneficial owner of more than 5% of our common stock; (2) each of our directors, nominees for director and named executive officers; and (3) all directors and executive officers as a group. To the best of our knowledge, each of the persons named in the table below as beneficially owning the shares set forth therein has sole voting power and sole investment power with respect to such shares, unless otherwise indicated. Unless otherwise specified, the address of each of the persons set forth below is in care of the Company, Gongzhuling State Agriculture Science and Technology Park, location of 998 kilometers, Line 102, Gongzhuling city, Jilin province, China.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Common Stock
Yushan Wei	0	*
Yufeng Wei	0	*

All directors and executive officers as a group (2 persons)

Peter Goldstein (1) 650 Sweet Bay Avenue Plantation, Florida 33324	1,000,000	7.25%
Ally Joy Investments Limited	9,246,208	67.00%

* Less than 1%

(1) Mr. Goldstein, our former President, has resigned from our Board of Directors, effective immediately at the closing of the reverse acquisition.

DIRECTORS AND EXECUTIVE OFFICERS

The following sets forth information about our directors and executive officers as of the date of this report:

Name	Age	Position
Yushan Wei	45	Chairman of the Board of Directors, President and Chief Executive Officer
Yufeng Wei	43	Chief Operating Officer

Mr. Yushan Wei was appointed as our Chairman of the Board of Directors and as our President and Chief Executive Officer on February 11, 2011. Mr. Wei has extensive experience in the grain and seeds industry. Mr. Wei established Jinling Woods Co., Limited at Gongzhuling City in 1996. In 2004, he co-established Hengchang Agriculture and has since served as its President and Chief Executive Officer. Under his management, the grain reserve capacity of Hengchang Agriculture has grown from less than 100,000 tons to almost 300,000 tons. Mr. Wei graduated from Inner Mongolia Medical College in 1988.

Mr. Yufeng Wei was appointed as our Chief Operating Officer on February 11, 2011. Mr. Wei has over 20 years experience in the agriculture industry. From July 1990 to June 1996, Mr. Wei served as the director of Wuzhou Xinmin Granary in Guangxi Zhuang Autonomous Region of China. From June 1996 to March 1999, he served as the Chairman and General Manager of Guangxi Wuzhou Lenong Co., Ltd. From March 1999 to December 2003, Mr. Wei was working at the Wuzhou Branch of the grain reserves of the central people’s government as the vice director. In January 2004, Mr. Wei co-established Hengchang Agriculture and served has since served as its Chief Operating Officer, in which capacity he has been assisting the Chief Executive Officer on the management, client development, strategic planning, and related substantial issues for the company.

Mr. Wei graduated from Nanjing University of Agriculture and Economics in 1990 with a bachelor’s degree on grain reserves.

Family Relationships

Yushan Wei and Yufeng Wei are brothers. There are no other family relationships among any of our officers or directors.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, or has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree, or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws, except for matters that were dismissed without sanction or settlement. Except as set forth in our discussion below in “Certain Relationships and Related Transactions, and Director Independence – Transactions with Related Persons,” none of our directors, director nominees, or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates, or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

EXECUTIVE COMPENSATION

The following sets forth information with respect to the compensation awarded or paid to Yushan Wei, our President and Chief Executive Officer, Yufeng Wei, our Chief Operating Officer and Peter Goldstein, our former President, for all services rendered in all capacities to us and our subsidiaries in fiscal 2010 and 2009. These three executive officers are referred to as the “named executive officers” throughout this report.

Summary Compensation Table

The following table sets forth information regarding each element of compensation that we pay or award to our named executive officers for fiscal 2010 and 2009.

Name and Principal Position	Year	Salary($)	All Other Compensation ($)	Total($)
Yushan Wei (1)	2010	$3,636	$0	$3,636
President and	2009	$3,636	$0	$3,636
Chief Executive Officer

Yufeng Wei (1)	2010	$3,636	$0	$3,636
Chief Operating Officer	2009	$3,636	$0	$3,636

Peter Goldstein (2)	2010	$0	$0	$0
Former President	2009	$0	$$1,000	$$1,000

(1) On February 11, 2011, we acquired Shiny Gold in a reverse acquisition transaction that was structured as a share exchange and in connection with that transaction, Yushan Wei was appointed as our President and Chief Executive Officer and Yufeng Wei was appointed as our Chief Operating Officer. The compensation shown in this table includes the amounts Messrs. Yushan Wei and Yufeng Wei received from Hengchang Agriculture in fiscal 2010 and 2009.
(2) Mr. Goldstein resigned as an executive officer of the Company on February 11, 2011. Prior to his resignation, he was the Company’s principal executive officer.

Outstanding Equity Awards at Fiscal Year-End Table

We had no outstanding equity awards as of the end of fiscal 2010.

Employment Agreements

As of February 11, 2011, we had no employment agreements with any of our named executive officers.

Compensation of Directors

We had no non-management directors in fiscal 2010 or fiscal 2009. Management directors are not compensated for their service as directors. The compensation received by our management directors for their services as employees of the Company is shown in the “Summary Compensation Table” of this report above.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS,
AND DIRECTOR INDEPENDENCE

Transactions with Related Persons

From time to time, our chief executive officer advanced funds to us for working capital purposes.  These advances are non-interest bearing, unsecured and payable on demand. The amount due to related parties consisted of the following as of the dates specified below:

	December 31,
	2010	2009
Yushan Wei	$4,222,574	$3,022,290
Total	$4,222,574	$3,022,290

In December 2009, the Company’s chief executive officer/shareholder contributed a building and the related improvements to the Company. The building and related improvements were valued at $4,818,094, which represents the chief executive officer’s historical cost to acquire the building and related improvements.

Director Independence

We do not have any independent directors. Because our common stock is not currently listed on a national securities exchange, we have used the definition of “independence” of The NASDAQ Stock Market to make this determination. NASDAQ Listing Rule 5605(a)(2) provides that an “independent director” is a person other than an officer or employee of the company or any other individual having a relationship which, in the opinion of the company’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The NASDAQ listing rules provide that a director cannot be considered independent if:

●	the director is, or at any time during the past three years was, an employee of the company;
●
the director or a family member of the director accepted any compensation from the company in excess of $120,000 during any period of 12 consecutive months within the three years preceding the independence determination (subject to certain exclusions, including, among other things, compensation for board or board committee service);

●	a family member of the director is, or at any time during the past three years was, an executive officer of the company;
●
the director or a family member of the director is a partner in, controlling stockholder of, or an executive officer of an entity to which the company made, or from which the company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year or $200,000, whichever is greater (subject to certain exclusions);

●
the director or a family member of the director is employed as an executive officer of an entity where, at any time during the past three years, any of the executive officers of the company served on the compensation committee of such other entity; or

●
the director or a family member of the director is a current partner of the company’s outside auditor, or at any time during the past three years was a partner or employee of the company’s outside auditor, and who worked on the company’s audit.

Yushan Wei is not considered independent because each is an executive officer of the Company.

We do not currently have a separately designated audit, nominating or compensation committee.

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse affect on our business, financial condition or operating results.

MARKET PRICE AND DIVIDENDS ON OUR COMMON EQUITY
AND RELATED STOCKHOLDER MATTERS

Market Information

However, no established public market exists for our common stock. As of the date hereof, 13,800,000 shares of our common stock were issued and outstanding. None of our shares of common stock are registered under the Securities Act. The exemption from registration provided by Rule 144 under the Securities Act is not available for the sale of our shares of common stock pursuant to Rule 144(i).

Holders

As of February 11, 2011 there were approximately 14 holders of record of our common stock. This number does not include shares held by brokerage clearing houses, depositories or others in unregistered form.

Dividends

We have never declared or paid a cash dividend. Any future decisions regarding dividends will be made by our board of directors. We currently intend to retain and use any future earnings for the development and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Our board of directors has complete discretion on whether to pay dividends. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

Securities Authorized for Issuance under Equity Compensation Plans

We do not have in effect any compensation plans under which our equity securities are authorized for issuance.

RECENT SALES OF UNREGISTERED SECURITIES

Reference is made to the disclosure set forth under Item 3.02 of this report, which disclosure is incorporated by reference into this section.

DESCRIPTION OF SECURITIES

In the discussion that follows, we have summarized selected provisions of our articles of incorporation relating to our capital stock. This summary is not complete. This discussion is subject to the relevant provisions of Nevada law and is qualified in its entirety by reference to our articles of incorporation and our bylaws. You should read the provisions of our articles of incorporation and our bylaws as currently in effect for provisions that may be important to you.

Authorized Stock

We are authorized by our Articles of Incorporation to issue an aggregate of 110,000,000 shares of capital stock, of which 100,000,000 are shares of common stock, par value $0.001 per share (the “Common Stock”) and 10,000,000 are shares of blank check preferred stock, par value $0.001 per share (the “Preferred Stock”). As of, February 11, 2011, 13,800,000 shares of Common Stock and zero shares of Preferred Stock were issued and outstanding.

Common Stock

All outstanding shares of Common Stock are of the same class and have equal rights and attributes. The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders of the Company. All stockholders are entitled to share equally in dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available. In the event of liquidation, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of all liabilities. The stockholders do not have cumulative or preemptive rights.

Preferred Stock

Our Articles of Incorporation authorizes the issuance of up to 10,000,000 shares of blank check Preferred Stock with designations, rights and preferences determined from time to time by its Board of Directors. Accordingly, our Board of Directors is empowered, without stockholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting, or other rights which could adversely affect the voting power or other rights of the holders of the Common Stock. In the event of issuance, the Preferred Stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although we have no present intention to issue any shares of its authorized Preferred Stock, there can be no assurance that the Company will not do so in the future.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Subsection 7 of Section 78.138 of the Nevada Revised Statutes (the “Nevada Law”) provides that, subject to certain very limited statutory exceptions, a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer, unless it is proven that the act or failure to act constituted a breach of his or her fiduciary duties as a director or officer and such breach of those duties involved intentional misconduct, fraud or a knowing violation of law. The statutory standard of liability established by Section 78.138 controls even if there is a provision in the corporation’s articles of incorporation unless a provision in the Company’s Articles of Incorporation provides for greater individual liability.

Subsection 1 of Section 78.7502 of the Nevada Law empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (any such person, a “Covered Person”), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Covered Person in connection with such action, suit or proceeding if the Covered Person is not liable pursuant to Section 78.138 of the Nevada Law or the Covered Person acted in good faith and in a manner the Covered Person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reasonable cause to believe the Covered Person’s conduct was unlawful.

Subsection 2 of Section 78.7502 of the Nevada Law empowers a corporation to indemnify any Covered Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in the capacity of a Covered Person against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by the Covered Person in connection with the defense or settlement of such action or suit, if the Covered Person is not liable pursuant to Section 78.138 of the Nevada Law or the Covered Person acted in good faith and in a manner the Covered Person reasonably believed to be in or not opposed to the best interests of the Corporation. However, no indemnification may be made in respect of any claim, issue or matter as to which the Covered Person shall have been adjudged by a court of competent jurisdiction (after exhaustion of all appeals) to be liable to the corporation or for amounts paid in settlement to the corporation unless and only to the extent that the court in which such action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances the Covered Person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Section 78.7502 of the Nevada Law further provides that to the extent a Covered Person has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in Subsection 1 or 2, as described above, or in the defense of any claim, issue or matter therein, the corporation shall indemnify the Covered Person against expenses (including attorneys’ fees) actually and reasonably incurred by the Covered Person in connection with the defense.

Subsection 1 of Section 78.751 of the Nevada Law provides that any discretionary indemnification pursuant to Section 78.7502 of the Nevada Law, unless ordered by a court or advanced pursuant to Subsection 2 of Section 78.751, may be made by a corporation only as authorized in the specific case upon a determination that indemnification of the Covered Person is proper in the circumstances. Such determination must be made (a) by the stockholders, (b) by the board of directors of the corporation by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding, (c) if a majority vote of a quorum of such non-party directors so orders, by independent legal counsel in a written opinion, or (d) by independent legal counsel in a written opinion if a quorum of such non-party directors cannot be obtained.

Subsection 2 of Section 78.751 of the Nevada Law provides that a corporation’s articles of incorporation or bylaws or an agreement made by the corporation may require the corporation to pay as incurred and in advance of the final disposition of a criminal or civil action, suit or proceeding, the expenses of officers and directors in defending such action, suit or proceeding upon receipt by the corporation of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the corporation. Subsection 2 of Section 78.751 further provides that its provisions do not affect any rights to advancement of expenses to which corporate personnel other than officers and directors may be entitled under contract or otherwise by law.

Subsection 3 of Section 78.751 of the Nevada Law provides that indemnification pursuant to Section 78.7502 of the Nevada Law and advancement of expenses authorized in or ordered by a court pursuant to Section 78.751 does not exclude any other rights to which the Covered Person may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his or her official capacity or in another capacity while holding his or her office. However, indemnification, unless ordered by a court pursuant to Section 78.7502 or for the advancement of expenses under Subsection 2 of Section 78.751 of the Nevada Law, may not be made to or on behalf of any director or officer of the corporation if a final adjudication establishes that his or her acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and were material to the cause of action. Additionally, the scope of such indemnification and advancement of expenses shall continue for a Covered Person who has ceased to be a director, officer, employee or agent of the corporation, and shall inure to the benefit of his or her heirs, executors and administrators.

Section 78.752 of the Nevada Law empowers a corporation to purchase and maintain insurance or make other financial arrangements on behalf of a Covered Person for any liability asserted against such person and liabilities and expenses incurred by such person in his or her capacity as a Covered Person or arising out of such person’s status as a Covered Person whether or not the corporation has the authority to indemnify such person against such liability and expenses.

The Bylaws of the Company provide for indemnification of Covered Persons substantially identical in scope to that permitted under the Nevada Law. Such Bylaws provide that the expenses of directors and officers of the Company incurred in defending any action, suit or proceeding, whether civil, criminal, administrative or investigative, must be paid by the Company as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of such director or officer to repay all amounts so advanced if it is ultimately determined by a court of competent jurisdiction that the director or officer is not entitled to be indemnified by the Company.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

Upon the closing of the Exchange Agreement on February 11, 2011, Peter Goldstein submitted a resignation letter pursuant to which he resigned as a director and officer of the Company, effective immediately at the closing of the Exchange Agreement. The resignation of Mr. Goldstein was not in connection with any known disagreement with us on any matter.

A copy of this report has been provided to Mr. Goldstein, who has been provided with the opportunity to furnish us as promptly as possible with a letter addressed to us stating whether he agrees with the statements made by us in this report, and if not, stating the respects in which he does not agree. No such letter has been received by us.

On the same day, our board of directors appointed Yushan Wei to fill the vacancy created by the resignation of Mr. Goldstein, effective immediately at the closing of the Exchange Agreement.  In addition, our board of directors appointed Yushan Wei to serve as our President and Chief Executive Officer and Yufeng Wei to serve as our Chief Operating Officer, effective immediately at the closing of the Exchange Agreement.

For certain biographical and other information regarding the newly appointed officers and directors, see the disclosure under Item 2.01 of this report, which disclosure is incorporated herein by reference.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(a)           Financial Statements of Business Acquired

Filed herewith are the audited combined financial statements of Jilin Hengchang Agriculture Development Co. Ltd and Affiliate for the years ended December 31, 2010 and 2009.

(b)           Pro Forma Financial Information

Filed herewith is unaudited pro forma combined financial information of the Company and its subsidiaries.

(d)            Exhibits

Exhibit Number	Description
99.1	Audited combined financial statements of Jilin Hengchang Agriculture Development Co. Ltd and Affiliate for the years ended December 31, 2010 and 2009 [filed herewith]

99.2	Unaudited Pro Forma Financial Statements [filed herewith]

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 31, 2011

GSP-2, INC.

By: /s/
Yushan Wei
President and Chief Executive Officer